Exhibit 4.3

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 27, 2013

6.375% Senior Notes Due 2021

G-1

FIRST SUPPLEMENTAL INDENTURE, dated as of March 27, 2013 (this “Supplemental Indenture”), among Fidelity & Guaranty Life Holdings, Inc. (the “Company”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of March 27, 2013 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Company of Notes;

WHEREAS, in connection with the issuance of the 2021 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2021 Notes as hereinafter described; and

WHEREAS, pursuant to Section 2.2 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Title of Notes. There shall be a series of Notes of the Company designated as the “6.375% Senior Notes due 2021” (the “2021 Notes”).

3. Maturity Date. The final Stated Maturity of the 2021 Notes shall be April 1, 2021.

4. Interest and Interest Rates. Interest on the outstanding principal amount of 2021 Notes will accrue at the rate of 6.375% per annum and will be payable semi-annually in arrears on April 1 and October 1 in each year, commencing on October 1, 2013 to holders of record on the immediately preceding March 15 and September 15, respectively (each such March 15 and September 15, a “Record Date”). Interest on the 2021 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from March 27, 2013, except that interest on any Additional 2021 Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2021 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2021 Notes (or if the date of issuance of such Additional 2021 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2021 Note is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

5. No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2021 Notes that may be authenticated, delivered and outstanding under the Indenture is not limited. The aggregate principal amount of the 2021 Notes issued pursuant to this Supplemental Indenture shall be $300.0 million. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2021 Notes in all respects except for issue date and, if applicable, issue price and the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2021 Notes (any such Additional Notes, “Additional 2021 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.2 of the Indenture.

6. Redemption.

(a) Except as set forth in clauses (b), (c) and (d) of this paragraph 6, the 2021 Notes are not redeemable until April 1, 2016. On and after April 1, 2016, the Company may redeem all or, from time to time, a part of the 2021 Notes at the following redemption prices (expressed as a percentage of principal amount of the 2021 Notes to be redeemed) plus accrued and unpaid interest on the 2021 Notes, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption Period	Price
2016	104.781%
2017	103.188%
2018	101.594%
2019 and thereafter	100.000%

(b) The Company may on any one or more occasions prior to April 1, 2016 redeem up to 35% of the original principal amount of the 2021 Notes (including any Additional 2021 Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.375% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of 2021 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that

(i) at least 65% of the original principal amount of the 2021 Notes (including any Additional 2021 Notes) remains outstanding after each such redemption; and

(ii) the redemption occurs within 90 days after the closing of such Equity Offering.

(c) In addition, at any time prior to April 1, 2016, the Company may redeem the 2021 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding 2021 Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described under Section 3.9 of the Indenture, purchases all of the 2021 Notes validly tendered and not withdrawn by such Holders in such Change of Control Offer, the Company or such third party may elect, upon not less than 30 nor more than 60 days’ prior notice, to redeem all 2021 Notes that remain outstanding following the consummation of the Change of Control Offer at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding, the applicable redemption date; provided that the Company or the applicable third party must provide any such notice of redemption within 30 days following the Change of Control Offer Payment Date.

(e) Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1, and Sections 5.2 through 5.8 of the Indenture.

(f) For purposes of this paragraph 6, the following terms shall have the following meanings:

“Applicable Premium” means, as determined by the Company with respect to a 2021 Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such 2021 Note; and

(2) the excess, if any, of (a) the present value as of such Redemption Date of (i) the redemption price of such 2021 Note on April 1, 2016 as set forth in paragraph 6(a) hereof, plus (ii) the remaining scheduled interest payments due on such 2021 Note through April 1, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such 2021 Note.

“Treasury Rate” means, as obtained by the Company, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2016; provided, however, that if the period from the Redemption Date to April 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to April 1, 2016 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

7. Form. The 2021 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and Exhibit A attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.2 of the Indenture).

8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

10. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

11. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

By:	/s/ Leland C. Launer, Jr.
Name: Leland C. Launer, Jr.
Title: President & Chief Executive Officer

FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC.

By:	/s/ Leland C. Launer, Jr.
Name: Leland C. Launer, Jr.
Title: President & Chief Executive Officer

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE